Exhibit 99.5

CONSENT OF DIRECTOR

I, Shen Yiqian, hereby consent to be a director of Hartford Creative Group, Inc. upon the consummation of its registered public offering and to the inclusion of my name and biography in the Registration Statement on Form S-1 (File No. 333-285158) and related prospectus of Hartford Creative Group, Inc. for such offering.

/s/ Shen Yiqian
Shen Yiqian

Dated: August 27, 2025